Joe's Jeans Reports 42% Increase in Fourth Quarter Net Sales

LOS ANGELES, CA -- (Marketwire - February 03, 2010) - Joe's Jeans Inc. (the "Company") (NASDAQ: JOEZ) today announced financial results for the fourth quarter and year ended November 30, 2009. Highlights were:

--  Fourth quarter net sales increased 42% to a record $25.2 million

--  Gross margins increased one percentage point to 49%

--  Operating income increased 142% to $3.0 million

--  Year-end cash and cash equivalents on hand of $13.2 million

For the fourth quarter ended November 30, 2009, overall net sales were $25.2 million compared to $17.8 million, a 42% increase. Marc Crossman, President and Chief Executive Officer, commented, "We are pleased to report that all of our distribution channels, namely, domestic women's, domestic men's, international and retail experienced sales increases." Crossman continued, "The sales gains we made across all channels of distribution were the direct result of a renewed focus on fashion denim, a revamping of our core basic program, and the successful introduction of two new product classifications."

Gross margin during the quarter increased one percentage point to 49% compared to 48% in the year ago quarter. The increase in gross margin was a result of a higher percentage of our net sales coming from retail and licensing during the quarter compared to the fourth quarter a year ago. Fourth quarter SG&A was $9.3 million compared to $7.1 million a year ago. The increase over last year is mostly attributable to additional headcount and rent costs associated with retail stores we opened in the fourth quarter of 2008 and the two stores we opened in 2009. We also recorded additional advertising costs as we invested more in advertising to coincide with the launch of our leggings line, and increased costs associated with facilities and distribution due to our increase in sales volume.

In the fourth quarter, we reversed our valuation allowance for our deferred tax assets. This resulted in an income tax benefit of $16.4 million for fiscal 2009. As a result of this non-cash tax benefit, our fourth quarter net income was $20.5 million compared to $1.1 million during the prior year period. In summary, for the fourth quarter of 2009, we earned $0.33 per share in the fourth quarter of 2009 compared to $0.02 per share for 2008.

Marc Crossman, President and Chief Executive Officer, commented, "The fourth quarter was the perfect end to a successful year during which we were able to grow the top line, improve gross margins, build significant cash balances, add two new licensees, open four retail stores, and most importantly, gain a solid foothold in two new product classifications."

For the year ended November 30, 2009, overall net sales were $80.1 million compared to $69.2 million from the prior year comparative period. Gross margins were 50 percent compared to 47 percent for the year ended November 30, 2008, a three percentage point increase. Selling, general and administrative expense was $30.7 million compared to $26.2 million, or a 17% increase. The increase is primarily attributable to expenses required to support our retail stores and increases in our facilities and distribution costs to support our sales volume increases. In addition, our advertising and tradeshow expenses increased mostly due to entering into more short term leases for billboards and other ad space in NY and LA and our media blitz associated with the launch of our new legging product line.

As noted above, in the fourth quarter, we reversed our valuation allowance which resulted in recording a significant income tax benefit. As a result of the non-cash tax benefit, net income for 2009 was $24.5 million, or $0.40 per share, compared to $4.9 million in 2008, or $0.08 per share.

The Company will host a conference call on Wednesday, February 3, 2010 at 4:30 p.m. Eastern Time to discuss financial results for the fourth quarter and fiscal year ended November 30, 2009. To access the live call, please dial (866) 578-5784 (U.S.) or (617) 213-8056 (International). The conference ID number and participant passcode is 23753359 and is entitled the "Q4 2009 Joe's Jeans Inc. Earnings Conference Call." The information provided on the teleconference is only accurate at the time of the conference call, and the Company will take no responsibility for providing updated information. A telephone replay of the conference call will be available beginning at 7:30 p.m. Eastern Time on February 3, 2010 until 11:59 p.m. Eastern Time on February 10, 2010 by dialing (888) 286-8010 (U.S.) or (617) 801-6888 (international) and using the conference passcode 18937040. In addition, the conference call will be archived for two weeks on the Company's website at www.joesjeans.com.

                    JOE'S JEANS INC. AND SUBSIDIARIES
              CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                  (in thousands, except per share data)

                                                   Three months ended
                                              ----------------------------
                                              November 30,   November 30,
                                                  2009           2008
                                              -------------  -------------
                                                      (unaudited)
Net sales                                     $      25,217  $      17,761
Cost of goods sold                                   12,755          9,301
                                              -------------  -------------
   Gross profit                                      12,462          8,460
                                              -------------  -------------

Operating expenses
   Selling, general and administrative                9,343          7,119
   Depreciation and amortization                        135            106
                                              -------------  -------------
                                                      9,478          7,225
                                              -------------  -------------
Operating income                                      2,984          1,235
   Interest expense                                      98            141
                                              -------------  -------------
Income before provision for taxes                     2,886          1,094
   Income tax (benefit) expense                     (17,575)           (46)
                                              -------------  -------------
Net income                                    $      20,461  $       1,140
                                              =============  =============

Earnings per common share - basic             $        0.34  $        0.02
                                              =============  =============

Earnings per common share - diluted           $        0.33  $        0.02
                                              =============  =============

Weighted average shares outstanding
   Basic                                             60,410         59,559
   Diluted                                           61,528         60,430

About Joe's Jeans Inc.

Joe's Jeans Inc. designs, produces and sells apparel and apparel-related products to the retail and premium markets under the Joe's® brand and related trademarks. More information is available at the company website at www.joesjeans.com.

This release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. The matters discussed in this document involved estimates, projections, goals, forecasts, assumptions, risks and uncertainties that could cause actual results or outcomes to differ materially from those expressed in the forward-looking statements. All statements in this news release that are not purely historical facts are forward-looking statements, including statements containing the words "intend," "believe," "estimate, "project," "expect" or similar expressions. Any forward-looking statement inherently involves risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to: the risk that the Company will be unsuccessful in gauging fashion trends and changing customer preferences; the risk that changes in general economic conditions, consumer confidence, or consumer spending patterns will have a negative impact on the Company's financial performance or strategies; the highly competitive nature of the Company's business in the United States and internationally and its dependence on consumer spending patterns, which are influenced by numerous other factors; the Company's ability to respond to the business environment and fashion trends; continued acceptance of the Joe's® brand in the marketplace; successful implementation of any growth or strategic plans, including changes and new product offerings; effective inventory management; the Company's ability to continue to have access on favorable terms to sufficient sources of liquidity necessary to fund ongoing cash requirements of its operations, which access may be adversely impacted by a number of factors, including the reduced availability of credit generally and the substantial tightening of the credit markets, including lending by financial institutions, who are sources of credit for the Company, the recent increase in the cost of capital, the level of the Company's cash flows, which will be impacted by the level of consumer spending and retailer and consumer acceptance of its products; the ability to generate positive cash flow from operations; competitive factors, including the possibility of major customers sourcing product overseas in competition with our products; the risk that acts or omissions by the company's third party vendors could have a negative impact on the company's reputation; a possible oversupply of denim in the marketplace; and other risks. The Company discusses certain of these factors more fully in its additional filings with the SEC, including its last annual report on Form 10-K filed with the SEC, and this release should be read in conjunction with that annual report on Form 10-K, together with all of the Company's other filings, including current reports on Form 8-K, made with the SEC through the date of this release. The Company urges you to consider all of these risks, uncertainties and other factors carefully in evaluating the forward-looking statements contained in this release.

Any forward-looking statement is based on information current as of the date of this document and speaks only as of the date on which such statement is made, and the Company undertakes no obligation to update these statements to reflect events or circumstances after the date on which such statement is made. Readers are cautioned not to place undue reliance on forward-looking statements.

Contact:
Joe's Jeans Inc.
Hamish Sandhu
323-837-3700 x 304